Exhibit C

New South Wales Treasury Corporation	2 October 2009
Level 22
Governor Phillip Tower	Ken Astridge
1 Farrer Place	Partner
Sydney NSW 2000	Direct line
Australia	+61 2 9296 2146
Dear Sirs
New South Wales Treasury Corporation (“Issuer”)
Registration under U.S. Securities Act of 1933 of US$1,000,000,000 principal amount of debt securities (“Notes”)
We refer to the Registration Statement on Schedule B dated on or about the date of this opinion (“Registration Statement”) of the Issuer for the Notes in respect of which we have acted as legal advisers to the Issuer in New South Wales (“NSW”) and the Commonwealth of Australia (“Australia”) (together the “Relevant Jurisdictions”).
This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of NSW. We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 3) factual matters.
1	Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents relating to the Notes:
(a)	the Registration Statement;

(b)	the Prospectus relating to the Notes contained in the Registration Statement (“Prospectus”);

(c)	the Fiscal Agency Agreement between Citibank N.A., London Branch, as paying agent, transfer agent and registrar, and Citicorp International Limited, as fiscal agent and the Issuer (including the form of the Notes), as incorporated by reference at Exhibit B of the Registration Statement (“Fiscal Agency Agreement”);

(d)	a copy of a Minute Paper for the Executive Council of New South Wales dated 26 June 2002 evidencing a recommendation by the Treasurer to the Governor that the Governor, with the advice of the Executive Council, make an Order under section 7 of the PAFA Act giving approval to the Issuer obtaining financial accommodation in accordance with the PAFA Act (as defined below), signed by the Treasurer and

Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia	T +61 2 9296 2000
DX 113 Sydney ABN 22 041 424 954 syd@mallesons.com www.mallesons.com	F +61 2 9296 3999

New South Wales Treasury Corporation	2 October 2009
endorsed with the approvals of the Executive Council and the Governor, and attaching a copy of such an Order dated 26 June 2002 signed by the Governor;

(e)	a copy of a certificate dated 29 June 2009 evidencing the approval of the Treasurer under section 8 of the PAFA Act to the Issuer obtaining financial accommodation in accordance with section 8 of the PAFA Act during the financial year ending 30 June 2010, signed by the Treasurer; and

(f)	a copy of the Minute Papers for the Executive Council of New South Wales, each dated 2 September 2009, which are signed by the Treasurer and endorsed with the approval of the Executive Council and the Governor under section 4B of the Treasury Corporation Act to the reappointment of Stephen Knight as Chief Executive of the Issuer (“Chief Executive”) for the periods, 1 September 2009 to the date of the Governor’s approval and from the date of the Governor’s approval to 31 August 2014, respectively.
In this opinion:
(i)	“Australian Tax Act” means the Income Tax Assessment Act 1936 of Australia;

(ii)	“Corporations Act” means the Corporations Act 2001 of Australia;

(iii)	“Crown Proceedings Act” means the Crown Proceedings Act 1988 of New South Wales;

(iv)	“Documents” means the Fiscal Agency Agreement and the Notes;

(v)	“Foreign Judgments Act” means the Foreign Judgments Act 1991 of the Commonwealth of Australia;

(vi)	“Governor” means the Governor of the State of New South Wales;

(vii)	“Guarantee” means the statutory guarantee by the Guarantor under section 22A of the PAFA Act of financial accommodation obtained by the Issuer and, where payable, the due payment of interest and other charges relating to that financial accommodation;

(viii)	“Guarantor” means the Crown in right of the State of New South Wales;

(ix)	“Judiciary Act” means the Judiciary Act 1903 of Australia;

(x)	“laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally;

(xi)	“PAFA Act” means the Public Authorities (Financial Arrangements) Act 1987 of New South Wales;

New South Wales Treasury Corporation	2 October 2009
(xii)	“Taxation Administration Act” means the Taxation Administration Act 1953 of Australia;

(xiii)	“Treasurer” means the Treasurer of New South Wales;

(xiv)	“Treasury Corporation Act” means the Treasury Corporation Act 1983 of New South Wales; and

(xv)	“US Securities Act” means the Securities Act of 1933 of the United States of America.
2	Assumptions

We have assumed:
(a)	that neither the laws of New York nor the laws of any other jurisdiction (other than the laws of the Relevant Jurisdictions) affect any matters stated in this opinion;

(b)	that all consents, filings and approvals required under any laws (other than the laws of the Relevant Jurisdictions insofar as they affect the obligations of the Issuer and the Guarantor) for a party to enter into the Documents have been obtained and remain in full force and effect;

(c)	the authenticity of all signatures, seals, duty stamps and markings;

(d)	the completeness, and conformity to originals, of all documents submitted to us;

(e)	that all certificates, decisions, approvals, authorisations and other documents specified above remain in full force and effect and that all authorisations required for any party (other than the Issuer and the Guarantor) to enter into the Documents have been obtained and remain in full force and effect;

(f)	that the Documents have been or will be executed by duly authorised signatories (either manually or by facsimile signature) in the form which we have examined and in compliance with any formalities for execution applicable under the laws of the State of New York;

(g)	that the Documents have been or will be duly authorised by the parties to them (other than the Issuer and the Guarantor) and do or will constitute legal, valid and binding obligations of all the parties to them under all relevant laws (including the laws of the Relevant Jurisdictions except insofar as they affect the obligations of the Issuer or the Guarantor) and are enforceable in competent courts in the State of New York;

(h)	that all the provisions contained in the Documents have been or will be strictly complied with prior to the issue of the Notes;

New South Wales Treasury Corporation	2 October 2009
(i)	that the agent for service of process appointed by the Issuer under provisions contained in the Documents and the Notes has accepted or will accept such appointment;

(j)	the issue of Notes is within the monetary limits of the current approval of the Governor and the Treasurer under sections 7 and 8 of the PAFA Act for the obtaining of financial accommodation by the Issuer. With respect to the financial year ending 30 June 2010, the current approval of the Treasurer provides for, among other things:
“In addition to the foregoing approvals, TCorp obtaining financial accommodation in 2009-10 in accordance with Section 8 of the Act to a maximum amount outstanding at any time not exceeding fifteen thousand million dollars ($15,000,000,000).”;
(k)	that the obligations assumed by the Issuer and the Guarantor under the Documents are in its best interests and for the purpose of its business;

(l)	immediately following the execution of the Documents the Issuer and the Guarantor will be solvent;

(m)	that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(n)	that the form of Notes for a particular issue of Notes will be properly and accurately completed and delivered as required by the Fiscal Agency Agreement;

(o)	that neither the Commissioner of Taxation nor any other governmental authority having the power to do so has given nor will give a notice or direction under section 255 of the Australian Tax Act, section 260-5 of the Taxation Administration Act or any analogous provision under another statute of the Relevant Jurisdictions, requiring the Issuer or the Guarantor (or any person on behalf of the Issuer or the Guarantor) to deduct from sums payable by it to a person under the Documents or the holder of a Note any taxes or other charges payable by the payee. It is unlikely that such a notice or direction would be given unless the amount of tax or other charges was in dispute or the payee had failed to pay tax or other charges payable by it;

(p)	that the Issuer has not entered into, and will not enter into, any Document or issue any Notes in the capacity of a trustee of any trust or settlement; and

(q)	that no person has been, or will be, engaged in conduct that is unconscionable, dishonest, misleading or deceptive or likely to mislead or deceive.

New South Wales Treasury Corporation	2 October 2009
We have not taken any steps to verify these assumptions stated above and assume that no addressee of this opinion knows or suspects that any of those assumptions is incorrect.

3	Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:
(a)	the Issuer is a statutory corporation duly constituted under the Treasury Corporation Act having the corporate power to hold property and assets and may take proceedings and be proceeded against in its corporate name;

(b)	each of the Issuer and the Guarantor (as relevant) has:
(i)	the power to enter into and file the Registration Statement and Prospectus with the United States Securities and Exchange Commission (“SEC”) and to observe its obligations under them;

(ii)	the power to enter into each Document to which it is a party and to observe its obligations under them and, in respect of the Issuer only, to create, issue and offer the Notes; and

(iii)	taken all action required on its part to authorise the execution, delivery and observance of the Documents (including the filing of the Registration Statement) to which it is a party and, in respect of the Issuer only, the creation, issue and offer of the Notes;
(c)	the obligations of each of the Issuer and the Guarantor under each Document to which it is a party and, in respect of the Issuer only, the Notes will be legal, valid and binding and (subject to their terms) enforceable when:
(i)	in the case of the Documents, they are duly executed and delivered on its behalf by the Chief Executive or any other person appointed under section 4B of the Treasury Corporation Act; and

(ii)	without limiting the opinion in (d), in the case of the Notes:
(A)	the terms of the Notes and their issuance and sale have been duly established in conformity with the Documents so as not to violate any applicable law (including the applicable selling restrictions in the jurisdictions in which the Notes are issued and/or sold) or result in a default under or the breach of any agreement or instrument binding upon the Issuer and be as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer; and

New South Wales Treasury Corporation	2 October 2009
(B)	the Notes have been duly executed and authenticated in accordance with the Documents and have been issued and sold as contemplated in the Registration Statement.
The expression “enforceable” means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation, see paragraphs 4(a)-(e);

(d)	neither:
(i)	the execution and filing by the Issuer or the Guarantor of the Registration Statement and Prospectus and the observance of its obligations under it;

(ii)	the execution and delivery by or on behalf of the Issuer or the Guarantor of the Documents to which it is a party and the observance of its obligations under them, the issue of the Notes and the performance by the Issuer of its obligations in respect of the Notes; nor

(iii)	the provision by the Guarantor of the Guarantee in respect of the Notes, will contravene the Treasury Corporation Act or any other law of the Relevant Jurisdictions;

(e)	each authorisation, consent and approval necessary under the laws of the Relevant Jurisdictions in connection with the execution, filing, issue, delivery, performance, validity or enforceability (as applicable) of the Documents, the Registration Statement, Prospectus, the Guarantee in respect of the Notes, the Notes and the obligations of the Issuer and the Guarantor under them have been obtained and are in full force and effect;
(i)	the obligations of the Issuer with respect to payment of amounts due under the Notes are guaranteed by the Guarantor under the Guarantee;

(ii)	the Guarantee may only be revoked by an Act of Parliament of New South Wales;

(iii)	if the Issuer defaults in payment of any amount when due under a Note the Guarantor will be liable under the Guarantee to pay such amount;

(iv)	any liability arising from the Guarantee will be payable by the Guarantor out of the Consolidated Fund (as defined in the Constitution Act 1902 of New South Wales) without the need for any further parliamentary authority or appropriation beyond that contained in the PAFA Act;

New South Wales Treasury Corporation	2 October 2009
(v)	under section 22C(1) of the PAFA Act the due payment of all amounts under the Notes is a charge on the income and revenue of the Issuer from whatever source arising;

(vi)	under section 22G(1) of the PAFA Act the obligations of the Issuer under the Notes rank at least equally in all respects with all other obligations of the Issuer where repayment or payment is secured on the income and revenue of the Issuer; and

(vii)	under section 22G(2) of the PAFA Act, all obligations of the Guarantor under the Guarantee rank equally with all other outstanding obligations of the Guarantor;
(g)	neither the Issuer nor Guarantor enjoys any immunity from suit in the Relevant Jurisdictions nor are their assets exempt from executions, subject to the application of the Crown Proceedings Act, and in the case of the Guarantor, the Judiciary Act (in this regard, see paragraph 4(n)); and

(h)	under section 7(2) of the Crown Proceedings Act, execution, attachment or similar process may not be issued out of any court against the Issuer (to the extent the Issuer is an organ of the Crown) or the Guarantor or against any of the property of either of them but, under Section 7(1) of that Act, the Treasurer must pay (out of any money legally available) all money payable by the Issuer (to the extent the Issuer is an organ of the Crown) and the Guarantor under any judgment of any competent court, including any interest, except to the extent that the money is paid by some person other than the Treasurer.
4	Qualifications

This opinion is subject to the following qualifications:
(a)	the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria), certain equitable remedies and defences generally affecting creditors’ rights;

(b)	a creditor’s rights may be affected by a specific court order obtained under laws and defences generally affecting creditor’s rights;

(c)	the rights of a party to a Document to enforce its rights under the Document may be limited or affected by:
(i)	breaches by that party of its obligations under the Document, or misrepresentations made by it in, or in connection with, the Document;

New South Wales Treasury Corporation	2 October 2009
(ii)	conduct of that party in relation to the Document which is unlawful including without limitation the failure to hold an Australian financial services licence if required to do so or the failure to comply with obligations in connection with that licence;

(iii)	conduct of that party in relation to the Document which gives rise to an estoppel or claim against that party by the party against whom it is seeking to enforce its rights under the Document; or

(iv)	the Australian Code of Banking Practice if adopted by that party;
(d)	the availability of certain equitable remedies (including, without limitation, injunction and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

(e)	an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(f)	a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(g)	the laws of the Relevant Jurisdictions may require that:
(i)	parties act reasonably and in good faith in their dealings with each other;

(ii)	discretions are exercised reasonably; and

(iii)	opinions are based on reasonable grounds;
(h)	the question whether a provision of a Document which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

(i)	an indemnity for legal costs may be unenforceable;

(j)	we express no opinion as to:
(i)	provisions precluding oral amendments or waivers;

(ii)	the revenue consequences of transferring Notes between participants in the secondary market in Australia as this will depend, among other things, on the identity of the transferor and transferee;

(iii)	Australian tax law;

New South Wales Treasury Corporation	2 October 2009
(iv)	whether a judgment for a monetary amount would be given in a currency other than Australian dollars, although recent decisions of English Courts allowing judgments in a foreign currency have been followed in the Courts of NSW;

(v)	the date on which a conversion from foreign currency would be made for the purpose of enforcing a judgment; or

(vi)	the accuracy, completeness or suitability of any formula set out in any Document. If any formula is inaccurate, incomplete or unsuitable for the purpose of determining the amounts or matters for which it has been included, then a court may find the relevant formula is void for uncertainty;
(k)	court proceedings may be stayed if the subject of the proceedings is concurrently before another court;

(l)	a party entering into a Document may, in doing so, be acting, or later be held to have acted, in the capacity of a trustee under an undocumented or partially documented constructive, implied or resulting trust which may have arisen as a consequence of that party’s conduct;

(m)	in order to enforce a foreign judgment in the Relevant Jurisdictions it may be necessary to establish that the judgment is for a fixed and certain sum of money and is not in the nature of a penalty or revenue debt and, if raised by the judgment debtor, it may be necessary to establish that:
(i)	the judgment debtor (or its duly appointed agent) received actual notice of the proceedings in sufficient time to contest the proceedings;

(ii)	the judgment was not obtained by fraud or duress or in a manner contrary to natural justice or public policy in NSW; and

(iii)	the subject matter of the proceedings giving rise to the judgment was not immovable property situated outside the State of New York;
(n)	the Judiciary Act restricts the enforcement of rights against the Guarantor. The Guarantor cannot be sued in the courts of foreign countries unless it expressly submits to the jurisdiction of the relevant courts. Process must be served on the Attorney-General of the Guarantor or a person appointed by him to accept service.

When any judgment is given against the Guarantor, the Registrar of the relevant court (or other appropriate officer) must issue to the judgment creditor a certificate in the form of the schedule to the Judiciary Act. On receipt of such a certificate, the Treasurer of the Guarantor must satisfy the judgment out of money legally available to the Guarantor for such purposes.

New South Wales Treasury Corporation	2 October 2009
In order to render money legally available, specific appropriation by legislation passed by the Parliament of New South Wales would be necessary before any payment is made, unless the amount involved is such that it could be paid out of the “Advance to the Finance Minister”. The Advance to the Finance Minister is an amount of money appropriated annually to enable certain unforeseen and unexpected expenses to be met during the then current financial year.

In addition, no execution or attachment can be issued against the property or revenues of the Guarantor under any judgment obtained in the High Court of Australia;

(o)	a court will not give effect to a currency indemnity, choice of governing law or a submission to a jurisdiction if to do so would be contrary to public policy in the Relevant Jurisdictions. We have no reason to believe that any term of any of the Documents is contrary to the public policy of a Relevant Jurisdiction as referred to in this paragraph (o);

(p)	a document may not be admissible in court proceedings unless applicable stamp duty has been paid;

(q)	we express no opinion except as expressly stated above, in respect of the Registration Statement or Prospectus. In addition, it should be understood that we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the Registration Statement or Prospectus, or that no material facts have been omitted from them. Furthermore, we express no opinion as to whether or not the Registration Statement or Prospectus contains all the information required in order for the issuance, offer and sale of the Notes not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law;

(r)	a payment made under mistake may be liable to restitution; and

(s)	regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a proscribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism.
5	Benefit

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities and Guarantee” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the US Securities Act.

New South Wales Treasury Corporation	2 October 2009
This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.
This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00am local time on the date of this letter and are given as at the date of this letter.
Yours faithfully
/s/ Mallesons Stephen Jaques